Exhibit 5.1

January 13, 2023

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

Ladies and Gentlemen:

We have acted as special counsel for LogicMark, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-268688) originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 6, 2022 and amended on December 28, 2022 and the date hereof (the “Registration Statement”), relating to the proposed public offering of: (A) up to 18,687,500 units (the “Units”), each Unit consisting of (i) one share of common stock of the Company, par value $0.0001 per share (collectively, the “Shares”), and (ii) one common stock purchase warrant (collectively, the “Warrants”), each Warrant being exercisable from time to time for one and one-half Shares (such 28,031,250 Shares in the aggregate, collectively, the “Warrant Shares”); and (B) up to 18,687,500 pre-funded units (the “Pre-Funded Units”), each Pre-Funded Unit consisting of (i) one pre-funded common stock purchase warrant (the “Pre-Funded Warrants”), each such Pre-Funded Warrant being exercisable from time to time for one Share (the “Pre-Funded Warrant Shares”), and (ii) one Warrant. The Units, Shares, Warrants, Warrant Shares, Pre-Funded Units, Pre-Funded Warrants and Pre-Funded Warrant Shares are collectively referred to herein as the “Securities”. The Securities will be sold pursuant to an underwriting agreement (the “Agreement”) between the Company and Maxim Group LLC, as representative of the underwriters named therein (the “Representative”). As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis.

As counsel to the Company in connection with the proposed potential issuance and sale of the Securities, we have examined: (i) the Company’s certificate of incorporation and by-laws, both as currently in effect; (ii) certain resolutions of the Board of Directors relating to the sale of the Securities (the “Resolutions”); (iii) the form of Agreement; (iv) the form of Warrant; (v) the form of Pre-Funded Warrant; (vi) the form of warrant agency agreement between the Company and Nevada Agency and Transfer Company (the “Warrant Agency Agreement”); (vii) the Registration Statement; and (viii) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Representative of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the Resolutions and the terms of the Agreement, the Warrant, the Pre-Funded Warrant and the Warrant Agency Agreement, as applicable, and (iv) receipt by the Company of the consideration for the Securities:

(a) the Units will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement and in accordance with and in the manner described in the Registration Statement, the Units will be validly issued, fully paid and non-assessable;

(b) the Pre-Funded Units will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement and in accordance with and in the manner described in the Registration Statement, the Pre-Funded Units will be validly issued, fully paid and non-assessable;

(c) the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement and in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable shares of Common Stock;

(d) the Warrants will be duly authorized for issuance and when issued and sold in accordance with the Agreement, the Warrants and the Warrant Agency Agreement and in accordance with and in the manner described in the Registration Statement, and duly executed and delivered by the Company to the purchasers thereof against payment therefor, the Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms;

(e) the Pre-Funded Warrants will be duly authorized for issuance and when issued and sold in accordance with the Agreement and the Pre-Funded Warrants and in accordance with and in the manner described in the Registration Statement, and duly executed and delivered by the Company to the purchasers thereof against payment therefor, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms;

(f) the Warrant Shares will be duly authorized for issuance and, when issued and paid for and delivered by the Company and upon valid exercise of the Warrants and against receipt of the exercise price therefor, in accordance with the Agreement, the Warrants and the Warrant Agency Agreement, and in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable shares of Common Stock; and

(g) the Pre-Funded Warrant Shares will be duly authorized for issuance and, when issued and paid for and delivered by the Company and upon valid exercise of the Pre-Funded Warrants and against receipt of the exercise price therefor, in accordance with the Agreement and the Pre-Funded Warrants, and in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable shares of Common Stock.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP